Exhibit 10.9

Medical Retiree Program

This policy outlines the criteria and benefits for Staktek employees who retire from Staktek employment as set forth below.

Program criteria

An employee of Staktek is eligible for the medical retirement benefits set forth below if all of the following conditions are met:

1)	The employee must be a department director or a member of senior management;
2)	The employee must be at least 60 years of age when retiring from Staktek;
3)	The employee must have at least five years of active service with Staktek, either continuous or cumulative; and
4)	The employee must be an active employee of Staktek who is retiring from employment with Staktek.

Retirement benefits

Staktek will provide medical, dental and vision coverage to employees who retire (“retirees”) and their dependents eligible under this Policy. The Company will pay the same amount per month towards the cost of this coverage as the monthly amount the Company paid for the retiree’s medical, dental and vision coverage in the last month of retiree’s employment with the Company. The retiree will be responsible for paying the remaining cost of the coverage. Coverage will terminate when the retiree reaches age 65 and becomes eligible for Hospital Insurance and the Supplementary Medical Insurance of the US Government’s Medicare plan, or the retiree is employed elsewhere and is covered by another group program.

Ineligibility

If a retiree fails to make his or her monthly premium, or if the payment is received after the 10th of the following month, coverage will terminate at midnight on the last day of the month a premium was made and the retiree will not be eligible for reinstatement.

Survivor benefits

Should a Staktek retiree pass away before reaching age 65, group coverage will end on the last day of the month for any surviving dependents. The surviving dependents will be eligible for COBRA under rules adopted by the Federal government.